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   We consent to the use in this Registration Statement No. 333-13087 of Sun
Life of Canada (U.S.) Variable Account G on Form S-6 of our report dated January 10,1997 accompanying the financial statement of Sun Life of Canada (U.S.) Variable Account G and to the use of our report dated February 7, 1996 accompanying the financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in the Prospectus, which is a part of such Registration Statement, and to the incorporation by reference of our reports dated February 7, 1996 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 1995.

   We also consent to the references to us under the heading "Accountants" in such Prospectus.



DELOITTE & TOUCHE LLP
Boston, Massachusetts
January 10, 1997